Exhibit 21.

SUBSIDIARY INFORMATION

Registrant Questar corporation has the following subsidiaries: Questar Market Resources Company, Questar Pipeline Company and Questar Gas company.  Each of these companies is a Utah corporation.

Questar Market Resources has the following subsidiaries: Wexpro Company, Questar Exploration and Production Company, Questar Energy Trading Company, Questar Gas Management Company and Questar Employee Services, Inc.  Questar Exploration and Production Company is a Texas corporation.  The other listed companies are incorporated in Utah.

Questar Exploration and Production Company has one wholly-owned subsidiary: Questar URC Company, a Delaware corporation.  Questar Exploration and Production Company also does business under the names Universal Resources Corporation, Questar Energy Company and URC Corporation

Questar Energy Trading Company has two subsidiaries: URC Canyon Creek Compression Company; and Questar Oil and Gas Company.  Both are Utah corporations.

Questar Pipeline Company has four subsidiaries: Questar Southern Trails Company, Questar Transportation Services Company, Questar Overthrust Pipeline Company and Questar InfoComm, Inc., all four are Utah corporations.  Questar Overthrust Pipeline Company does business as Overthrust Pipeline Company.

Questar InfoComm, Inc. has four subsidiaries: Questar Energy Services, Inc., Questar Project Employee Company, Questar Applied Technology Services, Inc. and Salt Lake Data Center Company.  All four are Utah corporations.